                                                                    EXHIBIT 12



                               SNYDER OIL CORPORATION

                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                     (Unaudited)

                                                          Year Ended December 31,
                                           -----------------------------------------------
                                            1991      1992      1993      1994      1995
                                           -------   -------   -------   -------   -------
                                                         (Dollars in thousands)

Income (loss) before taxes, minority
     interest and extraordinary item        $ 3,893   $15,027   $22,538   $13,510  ($40,604)
Interest expense                              8,452     4,997     5,315    10,337    21,679
                                            -------   -------   -------   -------   -------
Earnings before fixed charges               $12,345   $20,024   $27,853   $23,847  ($18,925)
                                            =======   =======   =======   =======  =========

Fixed Charges:
Interest expense                            $ 8,452   $ 4,997   $ 5,315   $10,337   $21,679
                                            -------   -------   -------   -------   -------
Total fixed charges                         $ 8,452   $ 4,997   $ 5,315   $10,337   $21,679
                                            =======   =======   =======   =======   =======

Ratio of earnings
     to fixed charges                          1.46      4.01      5.24      2.31     (0.87)
                                            =======   =======   =======   =======   ========





                               SNYDER OIL CORPORATION

                         COMPUTATION OF RATIO OF EARNINGS TO
                 COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                     (Unaudited)

                                                          Year Ended December 31,
                                            -----------------------------------------------
                                             1991      1992      1993      1994      1995
                                            -------   -------   -------   -------   -------
                                                         (Dollars in thousands)

Income (loss) before taxes, minority
     interest and extraordinary item        $ 3,893   $15,027   $22,538   $13,510   ($40,604)
Interest expense                              8,452     4,997     5,315    10,337     21,679
                                            -------   -------   -------   -------   ---------
Earnings before fixed charges               $12,345   $20,024   $27,853   $23,847   ($18,925)
                                            =======   =======   =======   =======   =========

Fixed Charges:
Interest expense                            $ 8,452   $ 4,997   $ 5,315   $10,337    $21,679
Preferred stock dividends                       453     4,800     9,100    10,806      6,210
                                            -------   -------   -------   -------    -------
Total fixed charges                         $ 8,905   $ 9,797   $14,415   $21,143    $27,889
                                            =======   =======   =======   =======    =======

Ratio of earnings
     to combined fixed charges
     and preferred stock dividends             1.39      2.04      1.93     1.13       (0.68)
                                            =======   =======   =======   =======    ========